Exhibit 99.1

Fred's Reports Third Quarter Results

Company Opens Its 300th Pharmacy During the Quarter

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 24, 2009--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended October 31, 2009.

For the third quarter of 2009, Fred's net income was $5.0 million or $0.13 per diluted share, down 17% from $6.1 million or $0.15 per diluted share in the same quarter last year, reflecting a significant increase in promotional programs and associated expenses. For the nine months ended October 31, 2009, net income increased 24% to $17.8 million or $0.45 per diluted share from net income of $14.4 million or $0.36 per diluted share for the first nine months of 2008.

Fred's total sales for the third quarter of fiscal 2009 increased 1% to $422.4 million from $418.0 million for the same period last year. Comparable store sales for the quarter increased 1.0% compared with a 1.4% increase in the third quarter last year. For the first nine months of 2009, total sales declined 1% to $1.315 billion from $1.329 billion in the year-earlier period. Excluding stores closed last year, total sales from ongoing stores increased 1% in the first nine months of 2009 versus the year-earlier period. Comparable store sales for the 2009 year-to-date period increased 0.8% versus 2.9% in the prior-year period.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "The Company's third quarter sales and financial results did not meet expectations. During the quarter, we ramped up our promotions and advertising programs to drive traffic, and while those efforts produced a substantial increase in sales of the featured items, sales and traffic did not increase sufficiently to offset the higher markdowns and expenses. Our customers are taking a very cautious approach to this holiday season, as reflected by a 600% increase in layaway sales during the quarter compared with the same period last year. These sales and related income are deferred for reporting purposes until paid in full.

"There were, however, several positive trends and milestones in the third quarter, as we saw continued improvement in our store operations, especially in controlling shrinkage and with improved inventory quality, as average store inventory was down 9%, while our cash reserves increased $30 million year over year," Efird continued. "During the third quarter, our pharmacy program also witnessed strong growth in both sales and script counts, and Fred's achieved a key milestone with the opening of our 300th pharmacy during the period. In total, Fred's opened eight new pharmacies during the third quarter.

"As we enter the fourth quarter, given increased competition for the reduced discretionary dollar and a very cautious consumer, we are broadening the range of our earnings forecast," Efird added. "That said, we are well prepared financially and operationally to meet the challenges ahead, having made significant changes in our marketing program and product selection process to emphasize Fred's strengths in the small-box arena. Looking ahead to 2010, we will be launching the branding and new-store programs developed in 2009."

Fred's gross profit for the third quarter of 2009 declined 1% to $122.9 million from $124.2 million in the prior-year period. Gross margin for the quarter decreased 0.6% to 29.1% compared with 29.7% in the same quarter last year. The overall declines in gross margin resulted from higher markdowns of promotional sales and competitive pricing on pharmacy department sales, offsetting the positive impact of higher initial mark-up on general merchandise and better shrink control. Gross profit for the first nine months of 2009 declined 2% to $372.6 million from $380.5 million last year. Gross margin for the year-to-date period in 2009 was 28.3% versus 28.6% last year.

Selling, general and administrative expenses, including depreciation and amortization, trended favorably in the third quarter of 2009, declining to 27.3% of sales versus 27.4% of sales in the year-earlier period. The 10-basis-point expense leverage came from managing store and distribution costs throughout the quarter. For the first nine months of 2009, selling, general and administrative expenses improved by 80 basis points to 26.1% of sales compared with 26.9% of sales in the first nine months of last year.

Operating income for the third quarter of 2009 decreased to $7.7 million or 1.8% of sales from $9.4 million or 2.3% of sales in the prior-year period. For the year-to-date period in 2009, operating income increased to $29.5 million or 2.2% of sales from $23.1 million or 1.7% of sales in the same period a year ago.

During the third quarter, Fred's opened eight pharmacies, including its 300th pharmacy located in Greenwood, Mississippi. The Company also opened one new store and closed nine stores during the quarter. During the first nine months of the current fiscal year, Fred's opened four new stores, seven express pharmacy locations, and 11 additional pharmacies.

In the fourth quarter of 2009, the Company expects total sales to increase 1% to 3%. Comparable store sales are expected to be approximately flat for the quarter. This compares with a comparable store sales decrease of 1.1% in the fourth quarter last year. Earnings per diluted share are forecasted to be in the range of $0.17 to $0.24 for the fourth quarter compared with earnings per share of $0.20, before special charges, in the same period last year. Based on this outlook, the Company expects total earnings per diluted share for 2009 to be in the range of $0.62 to $0.69.

Fred's, Inc. operates 665 discount general merchandise stores, including 24 franchised Fred's stores at year-end. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's third quarter conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 23, 2009.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended October 31, 2009	13 Weeks Ended November 1, 2008	Percent Change
Net sales	$422,437	$418,036	1.1%
Operating income	$7,664	$9,403	-18.5%
Net income	$5,035	$6,089	-17.3%
Net income per share:
Basic	$0.13	$0.15	-13.3%
Diluted	$0.13	$0.15	-13.3%
Average shares outstanding:
Basic	39,914	39,830
Diluted	39,982	39,870

	39 Weeks Ended October 31, 2009	39 Weeks Ended November 1, 2008	Percent Change
Net sales	$1,315,031	$1,329,455	-1.1%
Operating income	$29,501	$23,087	27.8%
Net income	$17,825	$14,372	24.0%
Net income per share:
Basic	$0.45	$0.36	25.0%
Diluted	$0.45	$0.36	25.0%
Average shares outstanding:
Basic	39,901	39,801
Diluted	39,989	39,824

FRED'S, INC. Unaudited Fiscal 2009 Third Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended October 31, 2009	% of Total	13 Weeks Ended November 1, 2008	% of Total
Net sales	$422,437	100.0%	$418,036	100.0%
Cost of goods sold	299,570	70.9%	293,850	70.3%
Gross profit	122,867	29.1%	124,186	29.7%
Depreciation & amortization	6,531	1.6%	6,367	1.5%
Selling, general and administrative expenses	108,672	25.7%	108,416	25.9%
Operating income	7,664	1.8%	9,403	2.3%
Interest (income) expense, net	59	0.0%	59	0.0%
Income before income taxes	7,605	1.8%	9,344	2.3%
Provision for income taxes	2,570	0.6%	3,255	0.8%
Net income	$5,035	1.2%	$6,089	1.5%
Net income per share:
Basic	$0.13		$0.15
Diluted	$0.13		$0.15
Weighted average shares outstanding:
Basic	39,914		39,830
Diluted	39,982		39,870

Unaudited Fiscal 2009 Nine-month Results (in thousands, except per share amounts)

	39 Weeks Ended October 31, 2009	% of Total	39 Weeks Ended November 1, 2008	% of Total
Net sales	$1,315,031	100.0%	$1,329,455	100.0%
Cost of goods sold	942,445	71.7%	948,937	71.4%
Gross profit	372,586	28.3%	380,518	28.6%
Depreciation & amortization	19,458	1.5%	20,229	1.5%
Selling, general and administrative expenses	323,627	24.6%	337,202	25.4%
Operating income	29,501	2.2%	23,087	1.7%
Interest (income) expense, net	246	0.0%	309	0.0%
Income before income taxes	29,255	2.2%	22,778	1.7%
Provision for income taxes	11,430	0.8%	8,406	0.6%
Net income	$17,825	1.4%	$14,372	1.1%
Net income per share:
Basic	$0.45		$0.36
Diluted	$0.45		$0.36
Weighted average shares outstanding:
Basic	39,901		39,801
Diluted	39,989		39,824

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	October 31, 2009	November 1, 2008
ASSETS:
Cash and cash equivalents	$38,555	$8,508
Inventories	344,252	372,812
Receivables	31,723	29,608
Other non-trade receivables	20,153	18,360
Prepaid expenses and other current assets	12,097	13,436
Total current assets	446,780	442,724
Property and equipment, net	139,247	141,244
Other non-current assets	17,652	11,187
Total assets	$603,679	$595,155

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$119,965	$120,946
Current portion of indebtedness	753	257
Current portion of capital lease obligation	0	0
Accrued expenses and other	40,815	42,906
Deferred income taxes	14,569	17,543
Income taxes payable	0	0
Total current liabilities	176,102	181,652

Long-term portion of indebtedness	4,197	4,902
Deferred income taxes	1,750	8,727
Long-term portion of capital lease obligations	0	0
Other non-current liabilities	18,235	14,215
Total liabilities	200,284	209,496
Shareholders' equity	403,395	385,659
Total liabilities and shareholders' equity	$603,679	$595,155

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer